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                                                                      EXHIBIT 12


                             THE CREDIT STORE, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                            Predecessor                        The Credit Store, Inc.
                                            -----------           ------------------------------------------------
                                        Year         January 1,                                                    Nine Months
                                        Ended          1996                      Year Ended May 31,                   Ended
                                     December 31,    October 8,    ----------------------------------------------  February 28,
                                        1995           1996          1997          1998         1999       2000        2001
                                        ----           ----          ----          ----         ----       ----        ----
Income before taxes                     2,727,711     (1,932,768)  (14,405,555)  (29,445,031) 1,889,271  2,029,820    (3,798,598)

Less:
     Equity interest in income                                          10,306       277,159    325,183   (332,760)     (117,991)
         loss from investees

Plus:
     Distribution from
         investees                                                           -             -          -          -       147,874

     Fixed Charges                              -              -       984,370     5,213,168  4,469,218  5,513,622     4,827,065
                                        ---------     ----------   -----------   -----------  ---------  ---------    ----------
Total Earnings                          2,727,711     (1,932,768)  (13,431,491)  (24,509,022) 6,033,306  7,876,202     1,294,332


Fixed Charges:
     Interest expense                           -              -       751,729     4,760,905  4,029,491  4,981,949     4,261,618
     Amortization of debt costs                 -              -             -             -          -          -             -
     Approximation of interest
       in rental expense                        -              -       232,641       452,263    439,727    531,673       565,447
                                        ---------     ----------   -----------   -----------  ---------  ---------    ----------
Total Fixed Charges                             -              -       984,370     5,213,168  4,469,218  5,513,622     4,827,065

Ratio of earnings to fixed charges       N/A            N/A                  -             -       1.35       1.43             -
Deficiency of earnings to fixed charges  N/A            N/A        (14,415,861)  (29,722,190)         -          -    (3,532,733)
   (additional earnings to achieve a
    coverage ratio of 1:1)
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